Exhibit 10.9

$5,630,000
City of Chaska, Minnesota
Variable Rate Demand Purchase Revenue Bonds
(Lifecore Biomedical, Inc. Project)
Series 2004

LOAN AGREEMENT

Dated as of August 1, 2004

Between

CITY OF CHASKA, MINNESOTA

and

LIFECORE BIOMEDICAL, INC.

This instrument was drafted by:

Dorsey & Whitney LLP
Suite 1500
50 South Sixth Street
Minneapolis, Minnesota 55402-1498

$5,630,000 City of Chaska, Minnesota
Variable Rate Demand Purchase Revenue Bonds
(Lifecore Biomedical, Inc. Project), Series 2004

TABLE OF CONTENTS

LOAN AGREEMENT

i

ii

LOAN AGREEMENT

     This LOAN AGREEMENT, made as of the 1st day of August 2004, between the CITY OF CHASKA, a Minnesota municipal corporation (herein sometimes called the “City” or the “Issuer”), and LIFECORE BIOMEDICAL, INC., a Minnesota corporation (herein sometimes called the “Borrower”),

WITNESSETH:

     WHEREAS, Minnesota Statutes, Sections 469.152 to 469.1651, as amended (collectively the “Act”), authorizes and empowers the Issuer to issue and sell revenue bonds and refunding revenue bonds and lend the proceeds thereof to corporations for the purpose of financing or refinancing projects authorized thereby; and

     WHEREAS, Lifecore Biomedical, Inc., a Minnesota corporation (the “Borrower”), has undertaken a “project,” within the meaning of the Act (as more specifically referred to herein, the “Project”); and

     WHEREAS, the Issuer proposes to make a loan to the Borrower pursuant to the Act to provide refinancing for the Project through the refunding in full of the Refunded Bonds (described herein); and

     WHEREAS, the Issuer proposes to issue its $5,630,000 Variable Rate Demand Purchase Revenue Bonds (Lifecore Biomedical, Inc. Project), Series 2004 (the “Series 2004 Bonds”) pursuant to an Indenture of Trust of even date herewith, between the Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee”), to provide the funds to be loaned to the Borrower hereunder, and to assign its interests in this Loan Agreement to the Trustee (except for certain rights of indemnity and to payment of fees, expenses and advances), as security for the Bonds; and

     WHEREAS, the Borrower has arranged to deliver to the Trustee as a condition to the issuance of the Bonds a “direct pay” Irrevocable Letter of Credit to be issued by M&I Marshall & Ilsley Bank, to support payment of the Bonds.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

     Section 1.01 Definitions. Unless the context otherwise requires, the terms defined in this Article I and in the recitals and succeeding Articles of this Loan Agreement shall, for all purposes of this Loan Agreement and of any agreement supplemental hereto, have the meanings herein specified, such definitions to be equally applicable to both the singular and plural forms of any of the terms defined:

     “Act” means Minnesota Statutes, Sections 469.152 to 469.1651, as amended.

     “Authorized Borrower Representative” means the person at the time designated to act on behalf of the Borrower by written certificate furnished to the Issuer and the Trustee, containing the specimen signature of such person and signed on behalf of the Borrower by its President, Secretary or any Vice President. Such Certificate may designate an alternate or alternates.

     “Bank” means (i) M&I Marshall & Ilsley Bank, a state banking association organized and existing under the laws of the State of Wisconsin in its capacity as issuer of the Letter of Credit, and (ii) any Substitute Bank.

     “Bond Counsel” means Independent nationally recognized bond counsel.

     “Bond Documents” means this Loan Agreement, the Indenture, the Remarketing Agreement, the Tax Exemption Agreement and the Letter of Credit.

     “Bond Fund” means the Bond Fund created under the Indenture.

     “Bond Resolution” means the resolution adopted by the Issuer on July 19, 2004, authorizing the issuance and sale of the Series 2004 Bonds, as the same may be amended, modified or supplemented by any amendments or modifications thereof.

     “Bonds” means the Series 2004 Bonds.

     “Borrower” means Lifecore Biomedical, Inc., a Minnesota corporation, its successors and assigns.

     “Call Date” means, whenever used with reference to the redemption of the Refunded Bonds, September 1, 2004.

     “Certificate” means a certification in writing required or permitted by the provisions of this Loan Agreement or the Indenture, signed and delivered to the Trustee or other proper person or persons. If and to the extent required by the provisions of Section 1.02 hereof, each Certificate shall include the statements provided for in said Section 1.02.

     “Certified Resolution” means a copy of a resolution of the Issuer, certified by the City Clerk of the Issuer to have been duly adopted by the Issuer and to be in full force and effect on the date of such certification.

     “City” means the City of Chaska, Minnesota.

     “Closing Date” means the date on which the Series 2004 Bonds are delivered to the original purchaser or purchasers thereof.

     “Credit Agreement” shall have the meaning set forth in the Indenture.

     “Default” means default by the Borrower in the performance or observance of any of the covenants, agreements or conditions on its part contained in this Loan Agreement, exclusive of any notice or period of grace required for a default to constitute an “Event of Default” as described in Section 7.01 of this Loan Agreement.

     “Determination of Taxability” means the issuance of a statutory notice of deficiency by the Internal Revenue Service, or a ruling of the National Office or any District Office of the Internal Revenue Service, or a final decision by any court of competent jurisdiction that interest on the Bonds is includible in the gross income of the recipient under Section 103 and related Sections of the Internal Revenue Code and regulations thereunder, except for any period during which a Bond is owned by a “substantial user” or “related person,” within the meaning of Section 147(a) of the Internal Revenue Code, provided that the period for a contest or appeal, if any, of such action, ruling or decision has expired without any such appeal or contest having been instituted, or, if instituted, such contest or appeal has been unsuccessfully concluded.

     “Event of Default” means an Event of Default described in Section 7.01 of this Loan Agreement which has not been cured.

     “Governing Body” means the City Council or its successor as governing body of the Issuer.

     “Holder” or “Bondholder” or “Owner” means the person in whose name a Bond shall be registered in the registration records maintained by the Trustee.

     “Indenture” means the Indenture of Trust between the Issuer and Wells Fargo Bank, National Association, as trustee, of even date herewith, under which the Bonds are authorized to be issued, and including any indenture supplemental thereto.

     “Independent”, when used with reference to an attorney, engineer, architect, certified public accountant, or other professional person, means a person who (i) is in fact independent, (ii) does not have any material financial interest in the Borrower or the transaction to which his Certificate or opinion relates (other than the payment to be received for professional services rendered), and (iii) is not connected with the Issuer, or the Borrower as an officer, member, director or employee.

     “Independent Counsel” means an Independent attorney duly admitted to practice law before the highest court of any state.

     “Independent Engineer” means an Independent engineer or engineering firm or an Independent architect or architectural firm qualified to practice the profession of engineering or architecture under the laws of Minnesota.

     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

     “Issuer” means the City of Chaska, Minnesota.

     “Land” means the land and interests in land located in City of Chaska, Minnesota, constituting the site of the Project.

     “Letter of Credit” shall have the meaning set forth in the Indenture.

     “Loan Agreement” means this Loan Agreement between the Issuer and the Borrower, dated as of August 1, 2004, as from time to time amended or supplemented.

     “Loan Repayments” means the payments made or to be made by the Borrower pursuant to Section 4.02 of this Loan Agreement.

     “Opinion of Counsel” means a written opinion of counsel (who need not be Independent Counsel unless so specified) appointed by the Borrower or Issuer, as the case may be, and acceptable to the Trustee or appointed by the Trustee. If and to the extent required by the provisions of Section 1.02 hereof, each Opinion of Counsel shall include the statements provided for in said Section 1.02.

     “Original Purchaser” means Northland Securities, Inc.

     “Outstanding” when used as of any particular time with reference to Bonds, shall have the meaning provided in the Indenture.

     “Prior Indenture” means the Trust Indenture dated as of September 1, 1990, between the Issuer and the Prior Trustee.

     “Prior Trustee” means Wells Fargo Bank, National Association (successor-by-merger to “Norwest Bank Minnesota, National Association”), acting in the capacity of trustee under the Prior Indenture.

     “Project” means the Project described in Section 1.03 hereof.

     “Project Buildings” means the building or buildings constituting the Project, located on the Land.

     “Project Costs” shall have the meaning set forth in the Indenture.

     “Project Equipment” means all those items of equipment, building service equipment and fixtures located in the Project Buildings or used in connection with the Project Facilities and acquired and installed with the proceeds of the Refunded Bonds.

     “Project Facilities” means the Land, the Project Buildings and the Project Equipment, all as the same may at any time exist.

     “Project Fund” means the Project Fund established under the Indenture.

     “Purchase Price” shall have the meaning set forth in the Indenture.

     “Qualified Investments” means investments authorized and described in Article VII of the Indenture, but only to the extent authorized by the Act.

     “Redeem” or “redeem” or “redemption” means “prepay” or “prepayment” as the case may be.

     “Refunded Bonds” means the Industrial Development Revenue Bonds (Lifecore Biomedical, Inc. Project), Series 1990, issued by the Issuer in the original aggregate principal amount of $7,000,000, pursuant to the Prior Indenture.

     “Reimbursement Agreement” means the Reimbursement Agreement of even date herewith between the Borrower and the Bank, as amended or supplemented from time to time.

     “Remarketing Agent” means Northland Securities, Inc.

     “Remarketing Agreement” means the Remarketing Agreement of even date herewith between the Borrower and the Remarketing Agent, as amended or supplemented from time to time.

     “Responsible Officer” of any Trustee means and includes the chair of the board of directors, the president, every vice president, every assistant vice president, the cashier, every assistant cashier, every corporate trust officer, and every officer and assistant officer of such trustee, other than those specifically above mentioned, to whom any corporate trust matter is referred because of his knowledge of, and familiarity with, a particular subject.

     “Series 2004 Bonds” means the City of Chaska, Minnesota Variable Rate Demand Purchase Revenue Bonds (Lifecore Biomedical, Inc. Project), Series 2004, authorized by the Indenture, this Loan Agreement and the Bond Resolution and described in the Indenture.

     “Sinking Fund” means the Sinking Fund established by the Trustee pursuant to Section 3.03 of the Indenture as part of the Bond Fund.

     “Substitute Bank” shall have the meaning set forth in the Indenture.

     “Substitute Letter of Credit” shall have the meaning set forth in the Indenture.

     “Tax Exemption Agreement” means the Tax Exemption Agreement of even date herewith among the Issuer, the Borrower and the Trustee, as amended or supplemented from time to time.

     “Trustee” means the trustee at the time serving as such under the Indenture.

     “Trust Estate” means the interest of the Issuer in this Loan Agreement assigned under Granting Clause I of the Indenture; the revenues, moneys, investments, contract rights, general intangibles and instruments and proceeds and products and accessions thereof as set forth in

Granting Clause II of the Indenture; and additional property held by the Trustee pursuant to Granting Clause III of the Indenture, including the Letter of Credit.

     Section 1.02 Characteristics of Certificate or Opinion. Every certificate or opinion with respect to compliance with a condition or covenant provided for in the Indenture or this Loan Agreement, shall include: (i) a statement that the person or persons making such certificate or opinion have read such covenant or condition and the definitions herein relating thereto; (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; (iii) a statement that, in the opinion of the signers, they have made or caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such covenant or condition has been complied with; and (iv) a statement as to whether, in the opinion of the signers, such condition or covenant has been complied with.

     Any such Certificate made or given by an officer of the Issuer or the Borrower may be based, insofar as it relates to legal matters, upon an Opinion of Counsel, unless such person knows that the Opinion of Counsel with respect to the matters upon which his Certificate may be based as aforesaid is erroneous, or, in the exercise of reasonable care, should have known that the same was erroneous. Any such Opinion of Counsel may be based (insofar as it relates to factual matters in the possession of the Issuer or the Borrower), upon the Certificate of an officer or officers of the Issuer or the Borrower, unless such counsel knows that the Certificate with respect to the matters upon which his opinion may be based as aforesaid is erroneous.

     Section 1.03 Description of Project. The term “Project” refers to the acquisition and construction of a manufacturing facility by the Borrower in the City, to the extent financed with proceeds of the Refunded Bonds.

     Section 1.04 Additional Provisions as to Interpretation. All references herein to “Articles”, “Sections” and other subdivisions are to the corresponding Articles, Sections or subdivisions of this Loan Agreement; and the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Loan Agreement as a whole and not any particular Article, Section or subdivision hereof.

     Whenever in this Loan Agreement it is provided or permitted that there be deposited with or held in trust by the Trustee money or securities in the necessary amount to pay or redeem any Bonds, the amount so to be deposited or held shall be the principal amount of such Bonds and all unpaid interest thereon to maturity, except that in the case of Bonds which are to be redeemed prior to maturity and in respect of which there shall have been furnished to the Trustee proof satisfactory to it that notice of such redemption on a specified redemption date has been duly given or provision satisfactory to the Trustee shall be made for such notice, the amount so to be deposited or held shall be the principal amount of such Bonds and interest thereon to the redemption date, together with the redemption premium, if any.

     Any terms defined in the Indenture but not defined herein shall have the same meaning herein unless the context hereof clearly requires otherwise.

     This Loan Agreement is governed by and shall be construed in accordance with the laws of Minnesota.

ARTICLE II

REPRESENTATIONS, ETC.

     Section 2.01 Representations by the Issuer. The Issuer makes the following representations as the basis for its undertakings herein:

     (a) The Issuer is a duly organized and existing municipal corporation under the laws of the State of Minnesota.

     (b) On March 5, 1990, after publication of notice of hearing in the official newspaper of the Issuer, being a newspaper of general circulation in the community, the Issuer held a public hearing on the Project and the issuance of the Refunded Bonds, and thereafter the Governing Body, as the applicable elected representative, duly adopted the Bond Resolution and thereby granted final approval to the issuance of the Refunded Bonds.

     (c) The issuance and sale of the Series 2004 Bonds, the execution and delivery of this Loan Agreement and the Indenture, the performance of all covenants and agreements of the Issuer contained in this Loan Agreement and the Indenture, and the loan hereunder are authorized and have been duly authorized by resolutions of the Issuer, including the Bond Resolution, which was duly adopted at a meeting of the Issuer duly called and held, by the requisite vote of its members, all as required by law.

     (d) The Borrower has requested that the Issuer issue the Series 2004 Bonds as provided in the Act, the Indenture and the Bond Resolution and lend the proceeds thereof to the Borrower pursuant to this Loan Agreement. The Issuer will issue the Series 2004 Bonds in the aggregate principal amount of $5,630,000, and the Series 2004 Bonds shall be in the form and shall be subject to the terms and provisions set forth in the Indenture.

     (e) There is no litigation pending or, to the best of its knowledge threatened, against the Issuer relating to the Project or to the Bonds or to this Loan Agreement or the Indenture or questioning the powers or Issuer of the Issuer under the Act, or questioning the corporate existence of the Issuer or the title of any of the present officers of the Issuer to their respective offices.

     (f) The execution, delivery and performance of this Loan Agreement by the Issuer do not violate any agreement or any court order or judgment in any litigation to which the Issuer is a party or by which it is bound.

     Section 2.02 Representations, Warranties and Covenants by the Borrower. The Borrower makes the following representations, warranties and covenants:

     (a) The Borrower is a corporation duly organized and existing under the laws of Minnesota.

     (b) Subject to Section 5.02 hereof, the Borrower intends, but shall not be obligated, to own and operate the Project Facilities to the expiration or sooner termination of this Loan Agreement, as provided herein, except to the extent such operation may be interrupted by strikes, riots, acts of God or public enemy or other circumstances beyond the control of the Borrower.

     (c) The execution and delivery of this Loan Agreement and the consummation of the transactions herein and therein contemplated will not conflict with or constitute a breach of or default under any bond, debenture, note or other evidence of indebtedness or any contract, loan agreement or lease to which the Borrower is a party or by which it is bound, or violate any law, regulation or order of the United States or the State of Minnesota or agency or political subdivision thereof, or any court order or judgment in any proceeding to which the Borrower is or was a party or by which it is bound.

     (d) The proceeds of the Series 2004 Bonds to be deposited in the Project Fund, together with other funds to be contributed for the purpose by the Borrower, will be sufficient to cause the Refunded Bonds to be redeemed in whole on the Call Date.

     (e) There is no litigation pending, or to the best of its knowledge threatened, against the Borrower materially and adversely affecting the Project or its ability to carry out the terms of this Loan Agreement.

     (f) The Land is currently zoned properly for the Project Facilities and the Borrower has obtained or will timely obtain all necessary licenses and permits required for renovation and operation of the Project Buildings.

     (g) To the best of the Borrower’s knowledge and belief, no member of the Governing Body of the Issuer or other officer or employee of the Issuer is directly or indirectly interested in this Loan Agreement, the Series 2004 Bonds, the Project or any contract, agreement or job hereby contemplated to be entered into or undertaken.

     (h) The Borrower has approved the terms and conditions of the Indenture and the Bonds.

     (i) The Official Statement relating to the issuance and sale of the Series 2004 Bonds, including all Appendices thereto, does not contain any untrue statement of a material fact, and does not omit to state a material fact, required to be stated therein or necessary in order to make the statements contained therein not misleading.

     (j) The Borrower shall take no action nor omit to take any action the effect of which would be to jeopardize the tax-exempt status of the Series 2004 Bonds.

     (k) Substantially all (that is, not less than 95%) of the proceeds of the Refunded Bonds were used for the acquisition, construction, reconstruction or improvement of land or property of a character subject to the allowance for depreciation under the Internal Revenue Code.

     (l) Not less than 95% of the proceeds of the Refunded Bonds were used to provide a facility which is used in the manufacturing or production of tangible personal property (including the processing resulting in a change in the condition of the property).

An office shall not be described in the preceding sentence unless (a) the office is located on the premises of the manufacturing facility, and (b) not more than a de minimis amount of the functions to be performed at such office is not directly related to the day-to-day operations at such facility. For purposes of the first sentence of this paragraph, the term “manufacturing facility” includes facilities which are directly related and ancillary to a manufacturing facility (determined without regard to this sentence) if (i) such facilities are located on the same site as the manufacturing facility, and (ii) not more than 25 percent of the net proceeds of the Bonds are used to provide such facilities.

     (m) The aggregate of (i) capital expenditures with respect to facilities in or attributable to the City which are or were used by the Borrower, or any other principal user of the Project Facilities or by any person related to the Borrower or such other principal user paid or incurred within a period of 36 months prior to the date of issuance of the Refunded Bonds, whether allocable or attributable to the Project Facilities or any other facility within or attributable to the City, plus (ii) the original aggregate principal amount of the Refunded Bonds, together with the then outstanding principal amounts of any “prior issues,” plus (iii) the capital expenditures made with respect to facilities in or attributable to the City by the Borrower or such other principal user of the Project Facilities or by any person related to the Borrower or such other principal user within a period of 36 months after the date of issuance of the Refunded Bonds, whether allocable or attributable to the Project Facilities or any other facility within or attributable to the City, all as such terms are used in Section 144(a) of the Internal Revenue Code of 1986, and regulations thereunder, did not exceed $10,000,000.

     (n) The Borrower did not use any portion of the proceeds of the Refunded Bonds and shall not use any portion of the proceeds of the Bonds to provide any private or commercial golf course facility, country club, massage parlor, tennis club, skating facility (including roller skating, skateboard or ice skating), racquet sports facility (including any handball or racquetball court), hot tub facility, suntan facility, racetrack, airplane, skybox, or other private luxury box, any facility primarily used for gambling, or any store the principal business of which is the sale of alcoholic beverages for consumption off premises, and the Borrower does not expect that the Project Facilities, or any part thereof, will be used for any of such purposes.

     (o) The Borrower used less than 25 percent of the proceeds of the Refunded Bonds either directly or indirectly to finance the acquisition of land (or any interest therein), and used not more than 25 percent of the proceeds of the Refunded Bonds and of the Refunded Bonds to provide a facility the primary purpose of which is retail food or beverage service, automobile sales or service, or the provision of recreation or entertainment, and the Borrower does not expect that the Project Facilities, or any portion thereof, shall subsequently be used primarily for any of such purposes.

     (p) None of the proceeds of the Refunded Bonds were used for the acquisition of any existing building or other used property, unless at least 15 percent (or in the case of a structure other than a building 100 percent) of the cost of acquisition of such existing property financed by proceeds of the Refunded Bonds was spent for rehabilitation expenditures, within the meaning of Section 147(d) of the Internal Revenue Code, within two years of the date of acquisition or, if later, the date of issuance of the Refunded Bonds.

     (q) The aggregate outstanding amount of tax-exempt facility-related bonds allocated to the Borrower (including related persons) or any other principal user of the Project Facilities (including related persons) when added to the aggregate amount of the Series 2004 Bonds allocated to the Borrower (including related persons) or such other principal user (including related persons), all as such terms are defined in Section 144(a) of the Internal Revenue Code of 1986 (or the applicable predecessor Section of the Internal Revenue Code of 1954, as amended prior to the enactment of the Tax Reform Act of 1986), does not exceed $40,000,000.

     (r) The Borrower is not a principal user, nor related to any principal user, of any facilities other than the Project Facilities within the City which were acquired in whole or in part, directly or indirectly, by the issuance of tax-exempt bonds which are outstanding on the date hereof, within the meaning of Section 144 of the Internal Revenue Code of 1986 and regulations thereunder. No tax-exempt bonds issued with respect to the Project Facilities are outstanding as of the date hereof except for the Refunded Bonds.

     (s) The weighted average maturity of the Series 2004 Bonds does not exceed 120% of the average weighted economic life of the Project Facilities.

     (t) The weighted average maturity of the Series 2004 Bonds does not exceed the remaining weighted average maturity of the Refunded Bonds.

     (u) The original principal amount of the Series 2004 Bonds is in an amount not greater than the current outstanding principal amount of the Refunded Bonds. The principal amount of the Series 2004 Bonds is not larger than the amount necessary to cause the Refunded Bonds to be redeemed in whole, in accordance with the provisions of the Prior Indenture and in accordance with the provisions hereof. The entire gross proceeds of the Series 2004 Bonds ($5,630,000) are to be expended solely for the payment and discharge on the Call Date of the outstanding principal amount of the Refunded Bonds. The Refunded Bonds will be redeemed in whole within 90 or fewer days from the date of issuance of the Series 2004 Bonds.

     (v) Within the meaning of Treasury Regulation, § 1.148-1(c)(3), any amount required by the Bank under the Credit Agreement to be held by the Borrower or affiliate of the Borrower at a particular level for the direct or indirect benefit of the Bank will not be “pledged” to the Bank or other party for the following reasons: (i) the amount does not exceed reasonable needs for which it is maintained; (ii) the required level is tested no more frequently than every six months; and (iii) the amount may be spent without any substantial restriction other than a requirement to replenish the amount by the next testing date.

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ARTICLE III

ISSUANCE OF THE SERIES 2004 BONDS;
REFUNDING OF REFUNDED BONDS

     Section 3.01 Changes to Project. Subject to the terms of the Credit Agreement and the documents related thereto, the Borrower may make changes in the Project Facilities at any time; provided that no changes will be made which would delete from the Project any essential characteristics of the Project as specified in Section 1.03 nor which materially and adversely affect the total operating unity and efficiency or capacity of the Project Facilities and that, after such changes, the Project shall remain in compliance with all applicable requirements of this Loan Agreement and of law, including all relevant provisions of the Internal Revenue Code required to be met in order to maintain the exclusion from gross income, for federal income tax purposes, of interest on the Series 2004 Bonds. The Project Facilities, to the best knowledge of the Borrower, are in compliance with all applicable zoning, planning and building regulations of governmental authorities having jurisdiction of the Project Facilities.

     Section 3.02 Agreement to Issue Series 2004 Bonds; Application of Series 2004 Bond Proceeds. In order to provide funds to loan to the Borrower for the refunding of the Refunded Bonds, the Issuer has, or will have, upon or promptly after the execution of this Loan Agreement, issued and delivered the Series 2004 Bonds to the Original Purchaser thereof and the Issuer has or will have deposited the proceeds of said Series 2004 Bonds as follows: (i) in the Bond Fund all accrued interest (if any) received, and (ii) in the Project Fund the balance of the proceeds received from said sale.

     Section 3.03 Deposits to and Disbursements from the Project Fund. The Issuer has, in the Indenture, authorized and directed the Trustee to use the moneys in the Project Fund to cause the Refunded Bonds to be redeemed in whole on the Call Date, as further specified in the Indenture.

     The Borrower covenants and agrees that, in addition to the proceeds of the Series 2004 Bonds, it will deposit moneys in the Project Fund or provide funds to the indenture trustee for the Refunded Bonds as may be required to refund and redeem in full the Refunded Bonds on the Call Date, and that on the Call Date there shall accordingly be sufficient funds on hand with the indenture trustee for the Refunded Bonds to pay all principal of, premium, if any, and interest then due on the Refunded Bonds. The Borrower further covenants and agrees that it will cause or has caused the indenture trustee for the Refunded Bonds to publish and mail notice of the redemption in whole of the Refunded Bonds, in accordance with the provisions of the Prior Indenture.

     The Borrower agrees that the issuance costs financed by the Series 2004 Bonds shall not exceed 2.00% of the proceeds of the Series 2004 Bonds, all within the meaning of Section 147(g) of the Internal Revenue Code.

     Section 3.04 Obligation of the Borrower to Cooperate in Furnishing Documents to Trustee. The Borrower agrees to cooperate in furnishing to the Trustee (i) any documents referred to in the Indenture that are required to effect payments out of the Project Fund, and

(ii) the documents referred to in Section 2.06 of the Indenture required for the authentication and delivery of the Series 2004 Bonds. Such obligations are subject to any provision of this Loan Agreement or the Indenture requiring additional documentation.

     Section 3.05 Title to the Project. The Issuer acknowledges and agrees that as between the Issuer and the Borrower, neither the Issuer, the Trustee nor any Holder of the Bonds shall be entitled to or have any interest in the Land, the Project Building, the Project Equipment, or in any other Project Facilities, or in the Borrower’s title thereto or interest therein.

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ARTICLE IV

LOAN
PAYMENTS AND DEPOSITS

     Section 4.01 The Loan. The Issuer agrees, upon the terms and conditions in this Loan Agreement, to lend to the Borrower the gross proceeds of issuance of the Bonds ($5,630,000) (the “Loan”) and further agrees to deposit the proceeds of sale thereof into the Bond Fund and Project Fund established with the Trustee as provided herein and in the Indenture, which deposits shall constitute the making of the Loan from the Issuer to the Borrower hereunder. Such proceeds shall thereafter be invested and disbursed by the Trustee in accordance with the provisions of this Loan Agreement and the Indenture.

     Section 4.02 Repayment of Loan. The Borrower covenants and agrees to repay the Loan, together with interest and premium, if any, in Loan Repayments which in the aggregate shall be in an amount sufficient to pay, in full and when due, all the Bonds. To provide for the repayment of the Loan (until the principal of, premium (if any) and interest on the Bonds shall have been fully paid or provision for payment thereof shall have been made in accordance with the Indenture), the Borrower agrees to pay or cause to be paid for the account of the Issuer in immediately available funds the following amounts:

     (a) into the Bond Fund on September 1, 2004, and on the 1st day of each month thereafter, a sum equal to (i) the amount, if any, then payable as principal of and premium, if any, on the Bonds, plus (ii) the amount then payable as interest on the Bonds;

     (b) into the Bond Fund forthwith, the amount of the deficiency in the event the funds on deposit in the Bond Fund on any Bond payment date are for any reason insufficient to pay principal, premium (if any) and interest on the Bonds then due or to become due on any Bond principal or interest payment date (whether at maturity or upon redemption or acceleration of maturity in event of default); and

     (c) into the Rebate Fund moneys in the amount necessary to comply with the provisions of Section 4.08(d) hereof.

Paragraphs (a) and (b) are subject, however, to the amounts of any credits allowable under Section 4.09 hereof; and provided however, that the obligation of the Borrower to make any payment under paragraph (a) or (b) above shall be deemed satisfied and discharged to the extent of any corresponding payment made by the Bank to the Trustee under the Letter of Credit, it being the intention of the parties hereto that each payment owing with respect to the Bonds is to be made directly to the Trustee by the Bank from the proceeds of draws made on the Letter of Credit. If and to the extent the Borrower shall make payment to the Trustee hereunder prior to a drawing under the Letter of Credit and the Bank shall thereafter make payment of such amount pursuant to a drawing under the Letter of Credit, the Trustee shall transmit to the Bank the amounts so paid by the Borrower to the extent necessary in reimbursement of such drawing. In addition, if the Bank shall make payment pursuant to a drawing under the Letter of Credit sufficient to satisfy the Borrower’s obligation to make payments hereunder, the Borrower shall not be obligated to make such payment hereunder but shall, instead, cause payment to be made directly to the Bank in reimbursement for such drawing in accordance with the terms of the Credit Agreement.

     Section 4.03 Mandatory Purchase of Bonds. The Borrower agrees to pay or cause to be paid to the Trustee such amounts as shall be necessary to enable the Trustee to pay the Purchase Price of Bonds delivered to it for purchase, all as more particularly described in Sections 4.01, 4.02, 4.06 and 4.11 of the Indenture; provided, however, that the obligation of the Borrower to make any such payment under this Section 4.03 is intended to be discharged, first, from proceeds of the Letter of Credit and, second, from proceeds of a remarketing of Bonds, all as further set forth in Section 4.07 of the Indenture.

     Section 4.04 Additional Payments. The Borrower also agrees:

     (a) to pay to the Trustee, for itself or remittance to the paying agents, promptly after being billed, until the principal of and interest on the Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the provisions of the Indenture, (i) an amount equal to the annual fee of the Trustee, as trustee, for the ordinary services of the Trustee rendered and its ordinary expenses incurred under the Indenture during the preceding billing period, (ii) the reasonable fees and charges of paying agents on the Bonds for acting as paying agent as provided in the Indenture, as and when the same become due, and (iii) the reasonable fees and charges of the Trustee for necessary extraordinary services rendered by it and extraordinary expenses incurred by it under the Indenture, as and when the same become due; provided, that the Borrower may, without creating a default hereunder, contest in good faith the necessity for any such extraordinary services and extraordinary expenses and the reasonableness of any such fees, charges or expenses; and

     (b) to pay to the Issuer, when due, all reasonable fees and expenses of the Issuer, including the fees and expenses of counsel to the Issuer, incurred in connection with the issuance, payment, redemption and exchange of Bonds or otherwise in connection with the transactions contemplated by this Loan Agreement and the Indenture.

     Section 4.05 No Set-Off; Borrower’s Obligations Unconditional. The obligation of the Borrower to make the payments required hereby shall be absolute and unconditional. Until such time as the principal of, premium, if any, and interest on the Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, the Borrower (i) will perform and observe all of its agreements contained in this Loan Agreement and (ii) will pay without abatement, diminution or deduction (whether for taxes or otherwise) all amounts required to be paid hereunder, regardless of any cause or circumstance whatsoever including, without limiting the generality of the foregoing: any defense, set-off, recoupment or counterclaim which the Borrower may have or assert against the Issuer, the Trustee, the Bank, any Holder of a Bond or any other person; any failure of the Issuer to perform any covenant or agreement contained herein or in any other agreement between the Issuer and the Borrower; any indebtedness or liability at any time owing to the Borrower by the Issuer, the Trustee, the Bank, any Holder of a Bond or any other person; any acts or circumstances that may constitute failure of consideration; damage to or condemnation of the Project Facilities; failure or delay in completion of the Project; eviction by paramount title; commercial frustration of purpose;

bankruptcy or insolvency of the Issuer or the Trustee; any change in the tax or other laws of the United States of America or of the State of Minnesota or any political subdivision thereof; or any failure of the Issuer, the Bank, or the Trustee to perform and observe any agreement, whether express or implied, or any duty, liability or obligation, arising out of or connected with this Loan Agreement, the Credit Agreement or the Indenture.

     The Borrower hereby waives, to the extent permitted by law, any and all rights which it may now have or which at any time hereafter may be conferred upon it, by statute or otherwise, to terminate or cancel, or to limit its liability under, this Loan Agreement except in accordance with the express terms hereof.

     Section 4.06 Interest on Loan Repayments and Other Overdue Payments. In the event the Borrower shall fail to make Loan Repayments required by Section 4.02 or 4.03 hereof, the installment so in default shall continue as an obligation of the Borrower until the amount in default shall have been fully paid, and the Borrower agrees to pay interest on such default at the rate or rates of interest specified in the Bonds. In the event the Borrower shall fail to make any payment required under Section 4.04 hereof or if advances are made pursuant to Section 7.05 hereof, the item so in default shall continue as an obligation of the Borrower until the amount shall have been fully paid and the Borrower agrees to pay interest on such payment in default at a rate equal to the rate or rates of interest specified in the Bonds.

     Section 4.07 Options to Prepay Loan.

     (a) The Borrower shall have and is hereby granted, the option to prepay the loan and require the Series 2004 Bonds to be redeemed, in whole or in part, upon the deposit of funds sufficient therefor or making provision satisfactory to the Trustee and the Bank therefor, if and to the extent the Bonds are subject to optional redemption under Section 3.01 or Section 3.02 of the Indenture, as further provided therein, or in order to cause the Bonds to be defeased in accordance with the provisions of the Indenture.

     (b) To exercise the options granted in this Section, the Borrower shall, at least forty-five (45) days prior to the date upon which such prepayment is to be made, give written notice of such prepayment to the Issuer, the Bank and the Trustee. Such notice shall request the redemption pursuant to the applicable provisions of the Indenture of a specified principal amount of Bonds if less than all outstanding Bonds are to be redeemed and shall otherwise comply with the provisions hereof and of the Indenture. On or before the date specified for the redemption of the Bonds, the Borrower shall pay or cause to be paid to the Trustee an amount which, together with other funds held by the Trustee and available for the purpose, is equal to the redemption price of the Bonds to be redeemed and accrued interest thereon to the redemption date, and in any case, such further amounts, if any, as may be required to redeem the Bonds called for redemption by the Trustee on the redemption date. So long as the Letter of Credit is still in effect, redemption shall be accomplished by means of a drawing on the Letter of Credit, and the amounts deposited hereunder shall be used to reimburse the Bank for such drawing.

     The Issuer, at the request at any time of the Borrower and if the Bonds are then callable, shall forthwith take all steps that may be necessary under the applicable redemption provisions of the Indenture to effect redemption of all or part of the then outstanding Bonds, as may be specified by the Borrower, on the earliest redemption date on which such redemption may be made under such applicable provisions, provided that the Borrower shall have made available funds in adequate amount therefor or shall have made arrangements satisfactory to the Issuer therefor. Except as herein otherwise provided, Bonds shall be called for redemption by the Issuer only upon the direction of the Borrower.

     Section 4.08 Tax Exempt Status of Series 2004 Bonds. It is the intention of the parties hereto that the interest paid on the Series 2004 Bonds will not be included in the gross income of the recipients of said interest by reason of Section 103 and related Sections of the Internal Revenue Code. In order to confirm and carry out such intention:

     (a) The Borrower shall (A) provide such Certificates of the Authorized Borrower Representative, Opinions of Bond Counsel, and other evidence as may be necessary or reasonably requested by the Issuer, the Bank or the Trustee to establish the exclusion from gross income of interest on the Series 2004 Bonds under Section 103 and related Sections of the Internal Revenue Code, and (B) file such information and statements, acting alone or with the Issuer, with the Internal Revenue Service, as may be required from the Borrower or the Issuer to establish or preserve such exclusion or as may be required by Section 103 and related Sections of the Internal Revenue Code, including Section 149(e) thereof, regulations thereunder and related provisions of law or regulation.

     (b) If there shall occur a Determination of Taxability, the Borrower shall have the obligation to, and hereby covenants and agrees that it shall forthwith repay the loan and cause the Series 2004 Bonds to be redeemed on the next interest payment date following notice to the Borrower of the Determination of Taxability. Any redemption required under this Section shall be effected upon the following terms and conditions:

         (i) Forthwith after receipt by the Borrower of receipt of the Determination of Taxability the Borrower shall give written notice of the Determination of Taxability and of its intention to redeem the outstanding Series 2004 Bonds to the Issuer, the Bank and the Trustee, stating the date of redemption and the Trustee shall make arrangements for the giving of notice required for redemption of all of the outstanding Series 2004 Bonds and the Borrower shall make arrangements for the transmittal of funds needed for such redemption in advance of that date. If the Letter of Credit is then in effect, redemption shall occur with the proceeds of a draw under the Letter of Credit.

         (ii) The aggregate redemption price payable by the Borrower shall be an amount which will be equal to the principal amount of all then outstanding Series 2004 Bonds, plus accrued interest thereon to the redemption date.

         (iii) The Borrower shall also pay an amount equal to the Trustee’s and any paying agent’s fees under the Indenture, accrued and to accrue until final payment and redemption of the Series 2004 Bonds and all other advances, fees, costs and expenses incurred by the Trustee under the Indenture or by the Issuer under this Agreement or any other agreement or instrument relating to the Bonds.

     (c) If there shall be a Determination of Taxability and the Borrower shall fail to give notice thereof and of its intention to redeem the Bonds as above described, the Trustee shall nevertheless be authorized to give notice of redemption of the outstanding Series 2004 Bonds on the next interest payment date thereafter whenever it shall have determined, in good faith, that a Determination of Taxability has been made; and the Trustee shall give such notice of redemption if the Issuer, the Bank or any Bondholder shall furnish to the Trustee a copy of the Determination of Taxability duly certified or authenticated to the satisfaction of the Trustee. The Trustee shall furnish to the Borrower, the Bank and the Issuer a copy of the notice given or to be given by it pursuant to this paragraph, and the Borrower shall thereupon become obligated to pay the aggregate redemption price to the Trustee as a Loan Repayment prior to the redemption date and to pay all fees, expenses, costs and advances of the Trustee and any paying agent under the Indenture.

     (d) The Borrower hereby acknowledges and confirms its obligations under Section 148(f) of the Internal Revenue Code and regulations thereunder. Specifically, the Borrower agrees to comply with the rebate requirements imposed under said Section 148(f) and pertinent regulations, including the requirement to make or cause to be made annual (or other periodic) calculations of the amount subject to rebate thereunder, and to maintain and to provide to the Trustee copies of records of such determinations until six years after the retirement of the Bonds, and the requirement to make all required rebates to the United States not later than 60 days after each installment computation date and not later than 60 days after the final computation date. If the Borrower shall fail to deposit with the Trustee the full amount of any rebate required to be paid by the Borrower when such deposit is due, the Issuer or the Trustee may make (but has no obligation to make) payment to the United States or the Issuer may deposit (but has no obligation to deposit) the required amount with the Trustee with appropriate instructions to make payment to the United States, and such payment or deposit shall be an advance under Section 7.05 of this Loan Agreement. In construing the Borrower’s obligations hereunder, all terms used in this paragraph (d) shall have the meanings provided in said Section 148(f) and regulations thereunder, and all provisions set forth in the Indenture for the purpose of complying with said Section and regulations shall be incorporated herein by reference. The Borrower agrees to make all required rebate payments to the United States, as and when required, and such payments shall constitute additional Loan Repayments under Section 4.02 hereof. In performing or causing to be performed the obligations set forth in this paragraph, the Borrower and the Trustee may require such reports or opinions of accountants, Certificates of the Borrower, and Opinions of Counsel as the Borrower or the Trustee may deem necessary or desirable. All costs therefor shall be borne by the Borrower.

     Section 4.09 Investment of Funds, Credits. To the extent authorized by the Act, moneys on deposit to the credit of any Fund or Account maintained by the Trustee under the Indenture shall be invested by the Trustee, upon request by the Authorized Borrower Representative to the Trustee, in Qualified Investments. Investments permitted under this

Section may be purchased from the Trustee or any of its affiliates. Investments so purchased shall be deemed at all times to be a part of the respective Fund or Account, but may from time to time be sold or otherwise converted into cash, whereupon the proceeds derived from such sale or conversion shall be credited to the respective Fund or Account. Any interest or profit shall be credited to the respective Fund or Account. The Trustee shall redeem or sell, at the best price obtainable, any investments so purchased, whenever it shall be necessary to do so in order to provide moneys to meet any payment from any such Fund or Account. Neither the Trustee nor the Issuer shall be liable for any loss resulting from any such investment, nor from failure to preserve rights against endorsers or other prior parties to instruments evidencing any such investment. Investment of funds pursuant to this Section shall be limited as to amount and yield of investment in such manner that no part of the outstanding Bonds shall be deemed “arbitrage bonds” under Section 148 of the Internal Revenue Code and regulations thereunder.

     Section 4.10 Substitute Letter of Credit. The Borrower may provide for the delivery to the Trustee of a Substitute Letter of Credit. Any Substitute Letter of Credit shall be delivered to the Trustee not less than 45 days prior to the expiration of the Letter of Credit it is being issued to replace; provided, however, that on or before the date of such delivery of a Substitute Letter of Credit to the Trustee, the Borrower shall furnish to the Trustee (a) written evidence from each rating agency, if any, by which the Bonds are then rated, to the effect that such rating agency has reviewed the proposed Substitute Letter of Credit and that the substitution of the proposed Substitute Letter of Credit will not result in the modification, reduction or withdrawal of the rating(s), if any, then borne by the Bonds; provided, however, that if at the time of such substitution the Bonds are not then rated by a rating agency, there is no requirement that any issuer of a Substitute Letter of Credit have an equivalent financial standing to that of the Bank or that the long or short-term obligations of an issuer of a Substitute Letter of Credit have an equivalent credit rating as those of the Bank; and (b) an Opinion of Counsel by nationally recognized bond counsel to the effect that the delivery of such Substitute Letter of Credit shall not cause the interest on the Bonds to become includible in the gross income of the recipients thereof for purposes of federal income taxation.

ARTICLE V

PROJECT FACILITIES

     Section 5.01 Use of Project Facilities. The Borrower will use the Project Facilities only in furtherance of its lawful purposes and will cause the Project Facilities to be used and operated only as a facility eligible to be and defined as a “project” under the Act and in accordance with all pertinent provisions of Sections 103, 145 and 150 of the Internal Revenue Code, to the extent necessary or desirable to maintain the excludability of Bond interest from the gross income of the recipients thereof.

     The Borrower will not use or permit any person to use the Project Facilities for any use or purpose in violation of the laws of the United States, the State of Minnesota, or any ordinance of the Issuer, and agrees to comply with all the orders, rules, regulations and requirements of the agencies, officers or boards of the City, City or State or other governmental authority having jurisdiction over the Project Facilities. The Borrower shall have the right to contest by appropriate legal proceedings, without cost or expense to the Issuer, the validity of any law, ordinance, order, rule, regulation or requirement of the nature herein referred to.

     Section 5.02 Ownership, Maintenance and Possession of Project Facilities by Borrower. The Borrower agrees that so long as the Bonds are outstanding, the Borrower will keep or cause to be kept the Project Facilities in good repair and good operating condition, making such repairs and replacements as are necessary in the judgment of the Borrower so that the Project Facilities will remain a “project” under the Act and the interest on the Bonds will be and remain not includible in gross income for purposes of federal income taxation. The Borrower has no present intention to sell, lease or otherwise dispose of the Project Facilities, but the Borrower may sell or enter into a lease of any part of the Project Facilities or enter into an agreement for the management or use of the Project Facilities so long as (i) no such sale, lease or agreement shall be inconsistent with the provisions of this Loan Agreement, the Indenture or the Act, including Section 5.01 hereof; (ii) if at such time the Letter of Credit is not in effect, the Borrower shall remain fully obligated under this Loan Agreement as if such sale, lease or agreement had not been made; (iii) any purchaser shall assume all of the obligations of the Borrower under this Loan Agreement; and (iv) the Borrower furnishes the Trustee with an opinion of Bond Counsel to the effect that proposed sale, lease or other transaction shall not cause the interest on the Bonds to become includible in the gross income of the recipients thereof for purposes of federal income taxation.

     Section 5.03 Liens. The Borrower will pay or cause to be paid all utility charges and other charges arising from the operations at the Project Facilities; provided, that the Borrower may, subject to the terms of the Credit Agreement and the documents related thereto, in good faith contest any such liens filed or established against the Project Facilities, and in such event may permit the items so contested to remain undischarged and unsatisfied during the period of such contest and any appeal therefrom.

     Section 5.04 Taxes and Other Governmental Charges. The Borrower will pay or cause to be paid, as the same respectively become due, any taxes, special assessments, license fees and governmental charges of any kind whatsoever that may at any time be lawfully assessed or levied against or with respect to the operations of the Project Facilities, or any improvements, equipment or related property installed or brought by the Borrower therein or thereon. The Borrower may and subject to the terms of the Credit Agreement and the documents related thereto, at its expense, in good faith contest any such taxes, assessments, license fees and other governmental charges and, in the event of any such contest, may permit the taxes, assessments, license fees or other charges so contested to remain unpaid during the period of such contest and any appeal therefrom to the extent permitted by law.

     Section 5.05 Insurance. The Borrower shall maintain, or cause to be maintained, at its cost and expense, insurance, including all-risk and liability coverage, with respect to the Project Facilities in such amounts and upon such terms as are customary and prudent for properties similar to the Project Facilities and as required by the Credit Agreement.

     Section 5.06 Damage or Destruction. In the event of any damage to or destruction of the Project Facilities or any portion thereof, and subject to the terms of the Credit Agreement and the documents related thereto, the Borrower shall proceed either to repair, reconstruct or restore the Project Facilities or cause the Series 2004 Bonds to be prepaid and redeemed, all as may be further provided in the Indenture. Any prepayment or redemption of Bonds shall be effected in accordance with all applicable provisions of the Indenture and of Section 4.07 hereof. In connection with any application or proposed application of moneys pursuant to this Section, the Trustee shall require the Borrower to furnish an opinion of Bond Counsel to the effect that such application or proposed application of moneys shall not cause the interest on the Bonds to become includible in the gross income of the recipients thereof for purposes of federal income taxation.

     Section 5.07 Condemnation. If the Project Facilities or any portion thereof is condemned or taken for any public or quasi-public use and title thereto vests in the party condemning or taking the same, and subject to the terms of the Credit Agreement and the documents related thereto, the Borrower shall elect either to repair, reconstruct or restore the Project Facilities, as may be deemed necessary or desirable by the Borrower, or to cause the Bonds to be prepaid and redeemed. Any prepayment or redemption of Bonds shall be effected in accordance with all applicable provisions of the Indenture and of Section 4.07 hereof. In connection with any application or proposed application of moneys pursuant to this Section, the Trustee shall, require the Borrower to furnish an opinion of Bond Counsel to the effect that such application or proposed application of moneys shall not cause the interest on the Bonds to become includible in the gross income of the recipients thereof for purposes of federal income taxation.

ARTICLE VI

SPECIAL COVENANTS

     Section 6.01 No Warranty of Condition or Suitability; Indemnification. The Issuer does not make any warranty, either express or implied, as to the design or capacity of the Project, as to the suitability for operation of the Project, or that the Project will be suitable for the Borrower’s purposes or needs. The Borrower releases the Issuer from, agrees that the Issuer shall not be liable for, and agrees to hold the Issuer, its city council members and its respective officers and employees, harmless against, any claim, cause of action, suit or liability for any loss or damage to property or any injury to or death of any person that may be occasioned by any cause whatsoever pertaining to the Project Facilities or the use thereof as a result of the Issuer acting as the issuer of the Bonds.

     The Borrower will, to the fullest extent permitted by law, protect, indemnify and save the Issuer and its officers, agents, and employees, and any person who controls the Issuer within the meaning of the Securities Act of 1933, harmless from and against all liabilities, losses, damages, costs, expenses (including attorneys’ fees and expenses of the Issuer), taxes, causes of action, suits, claims, demands and judgments in connection with the transaction contemplated by this Agreement or arising from or related to the issuance or sale of the Bonds, including but not limited to:

     1. any injury to or death of any person or damage to property in or upon the Project Facilities or growing out of or connected with the use, non-use, condition or occupancy of the Project Facilities or any part thereof, including any and all acts or operations relating to the acquisition or installation of property or improvements. The foregoing indemnification obligations shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for the Borrower, customers, suppliers or affiliated organizations under any workers’ compensation acts, disability benefit acts or other employee benefit acts;

     2. violation of any agreement, provision or condition of this Agreement, the Bonds or the Indenture, except a violation by the party seeking indemnification;

     3. violation by the Borrower of any contract, agreement or restriction which shall have existed at the commencement of the term of this Agreement or shall have been approved by the Borrower;

     4. violation by the Borrower of any law, ordinance, court order or regulation affecting the Project Facilities or a part thereof or the ownership, occupancy or use thereof;

     5. any statement or information relating to the expenditure of the proceeds of the Bonds contained in the Tax Exemption Agreement or similar document furnished by the Borrower to the Issuer or the Trustee which, at the time made, is misleading, untrue or incorrect in any material respect; and

     6. any untrue statement or alleged untrue statement of a material fact contained in any offering material relating to the sale of the Bonds (as from time to time amended or supplemented) or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, other than any statement or omission relating to or provided by the Issuer, the Bank, the Original Purchaser or the Remarketing Agent.

     Promptly after receipt by the Issuer or any such other indemnified person, as the case may be, of notice of the commencement of any action with respect to which indemnity may be sought against the Borrower under this Section, such person will notify the Borrower in writing of the commencement thereof, and, subject to the provisions hereinafter stated, the Borrower shall assume the defense of such action (including the employment of counsel, who shall be counsel subject to the approval of the Issuer, which approval shall not be unreasonably withheld, and the payment of expenses). Insofar as such action shall relate to any alleged liability with respect to which indemnity may be sought against the Borrower, the Issuer or any such other indemnified person shall have the right to employ separate counsel of their own choice in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be at the expense of the Borrower. The Borrower shall not be liable to indemnify any person for any settlement of any such action effected without its consent.

     The provisions of this section shall survive payment and discharge of the Bonds.

     Section 6.02 Annual Certificate; Reports. The Borrower agrees to furnish to the Trustee, on or before August 1 of each year during the term hereof, a Certificate of the Authorized Borrower Representative that there is no Default under this Loan Agreement and that he has no knowledge of any default by the Issuer under this Loan Agreement or the Indenture, or, if there be any such Default or default by the Issuer, explaining the nature thereof and specifying the steps being taken to remedy the same.

     The Borrower shall provide the Issuer with such information as may be necessary or desirable for the Issuer to comply with the reporting requirements of Minnesota Statutes, Section 469.154, Subdivisions 5 and 7, and shall take such further action as may be necessary or desirable to insure that such reporting requirements are complied with.

     Section 6.03 Borrower to Maintain its Existence; Conditions Under Which Exceptions Permitted. The Borrower agrees that, so long as the Bonds are outstanding, it will maintain its existence as a corporation under the laws of Minnesota; will not dissolve or otherwise dispose of all or substantially all of its assets; and will not consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it; provided, that the Borrower may, subject to the terms of the Credit Agreement and the documents related thereto, without violating the agreement contained in this Section, consolidate with or merge into another institution, or permit one or more other of such institutions to consolidate with or merge into it, or sell or otherwise transfer to another such institution all or substantially all of its assets as an entirety and thereafter dissolve upon satisfaction of the following conditions: (i) if the surviving, resulting or transferee institution, as the case may be, is other than the Borrower, such surviving, resulting or transferee institution shall assume in writing all of the obligations of the Borrower herein; and (ii) the Borrower shall furnish to the Trustee an opinion of Bond Counsel to the effect that such consolidation, merger or transfer shall not cause the interest on the Bonds to become includible in the gross income of the recipients thereof for purposes of federal income taxation.

     If merger or sale or other transfer is made as provided in this Section, the provisions of this Section shall continue in full force and effect and no further merger or sale or other transfer shall be made except in compliance with the provisions of this Section.

     Section 6.04 Records and Inspection. To the extent required by any provision of this Loan Agreement or the Indenture or by law relating to the Project or the issuance of the Bonds, the Borrower shall maintain (i) copies of all building permits, surveys, insurance, and all other documents relating to the Project Facilities, (ii) copies of federal, state, municipal and other licenses and permits obtained by the Borrower relating to the completion or operation of the Project Facilities, (iii) financial books and records reflecting the condition of the Borrower, and (iv) all other documents, instruments, reports and records required to be maintained hereunder. The Issuer and the Trustee shall have the right to inspect all such materials if required to assess compliance with any of the provisions hereof, except any materials made private or confidential by federal or state law or regulation, and the Project Facilities, at all reasonable times during regular business hours and to make such copies and extracts as they may desire. At the request of the Issuer or the Trustee, the Borrower shall furnish to the Issuer or the Trustee, at the Borrower’s expense, a copy of any such materials which are reasonably required by the Issuer or the Trustee in the performance of their duties under the Loan Agreement, the Indenture or the Act.

     Section 6.05 Filings, Instruments of Further Assurance. The Borrower agrees to cooperate with the Trustee in order that all financing statements related to the Indenture and all supplements thereto as shall reasonably be requested in writing by the Issuer or the Trustee, to be recorded and filed in such manner and in such places as may from time to time be required by law in order to preserve and protect fully the security of the Owners of the Bonds and the rights of the Trustee thereunder, and to take or cause to be taken any and all other action necessary to perfect the security interest, pledge and assignment created by the Indenture, as the Trustee may request.

     Section 6.06 Assignments. The Borrower consents to the pledge and assignment of the Loan Repayments and other interests of the Issuer in this Loan Agreement by the Issuer to the Trustee as provided in the Indenture. Except as otherwise provided in Section 5.02 hereof, the interests and obligations of the Borrower under this Loan Agreement are nonassignable and shall not be assigned except to a trustee in bankruptcy or similar officer pursuant to the United States Bankruptcy Code or similar law. Without limiting the foregoing, funds and investments in the Bond Fund and Project Fund and other funds comprising the Trust Estate are trust funds not subject to assignment by the Borrower or execution, attachment, or garnishment by any creditor of the Borrower.

     Section 6.07 Observance of Indenture Covenants and Terms. The Borrower will not do, in any manner, anything which will cause or permit to occur any default under the Indenture, but will faithfully observe and perform, and will do all things necessary so that the Issuer may observe and perform, all the conditions, covenants and requirements of the Indenture. The Issuer agrees that it will observe and perform all obligations imposed upon it by the Indenture and the Bonds provided that the Issuer has no obligation to use its own funds or funds of the State of Minnesota to perform or cause performance of any such obligations.

     Section 6.08 Obligations Regarding Continuing Disclosure. In the event that the interest rate on the Bonds is converted to the Fixed Rates, the Borrower shall cause all pertinent requirements of Rule 15c2-12, promulgated by the Securities and Exchange Commission, to be complied with in connection with such conversion.

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ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

     Section 7.01 Events of Default. The following shall be “Events of Default” under this Loan Agreement and the term “Event of Default” shall mean, whenever used in this Loan Agreement, any one or more of the following events:

     (a) If the Borrower fails to pay or cause to be paid the amount of any Loan Repayment required to be paid under Section 4.02 hereof when due; or

     (b) If the Borrower shall fail to perform any obligation under Section 4.03 hereof with respect to the mandatory purchase of outstanding Bonds; or

     (c) If the Borrower shall default in the due and punctual performance of any of the other covenants, conditions, agreements and provisions contained in this Loan Agreement on the part of the Borrower to be performed, and such Default shall have continued for a period of sixty days after written notice, specifying such Default and requiring the same to be remedied, shall have been given to the Borrower and the Bank by the Issuer or Trustee; or

     (d) The occurrence of any Default under the Indenture and the continuance thereof after the expiration of any period of grace or cure granted therein.

The provisions of paragraph (c) of this Section are subject to the following limitations: (1) No Default in the payment of money to the Issuer (other than a Loan Repayment) shall become an Event of Default. (2) If by reason of force majeure the Borrower is unable in whole or in part to carry out its agreements contained herein, the Borrower shall not be deemed in default during the continuance of such disability. The term “force majeure” as used herein includes but is not limited to the following: acts of God; strikes, lockouts or other employee disturbances; acts of public enemies; orders of any kind of the government of the United States of America or of the State of Minnesota or any of their departments, agencies, political subdivisions or officials, or any civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquakes; fires; tornadoes, hurricanes, storms; floods; washouts; droughts; restraint of government and people; civil disturbances; explosions, breakage or accident to machinery, transmission pipes or canals; material failure of utilities; or any other cause or event not reasonably within the control of the Borrower. (3) If the Default can be remedied but not within a period of sixty days after notice and if the Borrower has taken all action reasonably possible to remedy such Default within such sixty day period, the Default shall not become an Event of Default for so long as the Borrower shall diligently proceed to remedy such Default. The Borrower agrees, however, to use its best efforts to remedy with all reasonable dispatch any cause or causes preventing the Borrower from carrying out its agreements.

     Section 7.02 Remedies on Default. Whenever any Event of Default shall have happened and be subsisting, any one or more of the following steps may be taken, except that, so long as the Letter of Credit remains in full force and effect, the following steps may be taken only upon the occurrence and continuance of an Event of Default described in Section 7.01 (a), (b) or (d):

     (a) The Trustee may declare all or any amounts of Loan Repayments thereafter to become due and payable under Section 4.02 hereof for the remainder of the term of this Loan Agreement to be immediately due and payable, whereupon the same shall become immediately due and payable.

     (b) The Trustee may take whatever action in law or in equity which appears necessary or desirable to enforce this Loan Agreement in accordance with the provisions hereof.

Any amounts collected by the Trustee pursuant to action taken under the foregoing paragraphs shall be applied as provided in the Indenture.

     Whenever any Default shall occur, the Trustee (or the Issuer with respect to Sections 4.04(b), 6.01, 7.04 and 7.05 hereof) may take whatever action at law or in equity which may appear necessary or desirable to collect the payments then due or to enforce performance and observance of any obligation, agreement or covenant under this Loan Agreement. Whenever any Default shall occur with respect to any obligation of the Borrower to the Issuer under Sections 4.04 (b), 6.01, 7.04 or 7.05 hereof, the Issuer may take whatever action at law or in equity which may appear necessary or desirable to enforce the obligations of the Borrower to the Issuer thereunder.

     Section 7.03 Remedies Cumulative, Delay Not to Constitute Waiver. No remedy conferred upon or reserved to the Issuer or the Trustee by this Loan Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Loan Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any Default shall impair any such right or power, and any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be herein expressly required. In the event any agreement contained in this Loan Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to a particular breach so waived and shall not be deemed to waive any other breach hereunder.

     Section 7.04 Agreement to Pay Attorneys’ Fees and Expenses. In the event the Borrower should default under any of the provisions of this Loan Agreement and the Issuer or the Trustee should employ attorneys or incur other expenses for the collection of payments due or to become due hereunder or the enforcement of performance or observance of any obligation or agreement on the part of the Borrower contained in this Loan Agreement the Borrower agrees that it will on demand therefor reimburse the reasonable fee of such attorneys and such other reasonable expenses as are so incurred. This provision is in addition to and not in lieu of any other provision for payment of attorneys fees herein.

     Section 7.05 Advances. In the event the Borrower shall fail to pay any Loan Repayments under Section 4.02 hereof, or to do any other thing or make any other payment required to be done or made by any other provision of this Loan Agreement, the Issuer or the Trustee, each in its own discretion, may do or cause to be done any such thing or make or cause to be made any such payment at the expense or as an advance for the account of the Borrower, and the Borrower shall pay to the Issuer or the Trustee, as the case may be, upon demand, all costs and expenses so incurred and advances so made, with interest at a rate equal to the Reference Rate, plus 2.00% per annum.

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ARTICLE VIII

MISCELLANEOUS

     Section 8.01 Amounts Remaining in Funds.

     (a) It is agreed by the parties hereto that any amounts remaining in any Fund or Account maintained by the Trustee under the Indenture after payment in full of the Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) and any additional amounts payable to the Trustee and fees, charges and expenses of any paying agents and all other amounts required to be paid under the Indenture or this Agreement, shall belong to and be paid to the Borrower or the Bank, as their interests may appear.

     (b) In the event that at any time the Trustee holds moneys in the Bond Fund as a result of a payment made under Section 4.02 hereof or otherwise and in respect of which a credit is given due to a corresponding payment made by the Bank under the Letter of Credit, the Trustee is authorized to remit such money to the Bank in satisfaction of the reimbursement obligations under the Credit Agreement.

     Section 8.02 Notices. All notices, certificates, requests or other communications hereunder shall be sufficiently given and shall be deemed given when delivered personally or the earlier of actual receipt or three days following the mailing thereof by either certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

A.	To the Issuer	—	City of Chaska
City Hall Chaska, Minnesota 55318 Attention: City Administrator

B.	To the Borrower	—	Lifecore Biomedical, Inc.
3515 Lyman Boulevard Chaska, Minnesota 55318 Attention: Chief Financial Officer

C.	To the Trustee	—	Wells Fargo Bank, National Association
MAC N9303-110
Sixth and Marquette
Minneapolis, MN 55479
Attn: Corporate Trust Services

D.	To the Remarketing Agent	—	Northland Securities, Inc.
45 South Seventh Street Suite 2500
Minneapolis, Minnesota 55402
Attention: Public Finance Department

E.	To the Bank	—	M&I Marshall & Ilsley Bank
651 Nicollet Mall Minneapolis, MN 55402 Attention: Commercial Banking

with a copy to:

M&I Marshall & Ilsley Bank
770 North Water Street, NW 18 Milwaukee, WI 53202

A duplicate copy of each notice, certificate, request or other communication given hereunder to any party shall also be given to the others. Any party may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

     Section 8.03 References to Bonds Ineffective after Bonds Paid. Upon payment in full of the Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) and all fees and charges of the Trustee and any paying agents of the Bonds, all references in this Loan Agreement to the Bonds and the Trustee shall be ineffective and neither the Trustee nor the Holders of any of the Bonds shall thereafter have any rights hereunder, saving and excepting those that shall have heretofore vested.

     Section 8.04 Binding Effect. This Loan Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Borrower and their respective successors and assigns, and subject to the further limitation that any obligation of the Issuer created by or arising out of this Loan Agreement shall not be a general debt of the Issuer but shall be payable solely out of the proceeds derived from this Loan Agreement or the sale of the Bonds.

     Section 8.05 Amendments, Changes and Modifications. Except as otherwise provided in this Loan Agreement or in the Indenture, subsequent to the issuance of the Bonds and prior to payment of the Bonds in full (or provision for the payment thereof having been made in accordance with the provisions of the Indenture), this Loan Agreement may not be effectively amended, changed, modified, altered or terminated without the prior written consent of the parties hereto, the Trustee and the Bank, and the Indenture may not be effectively amended, changed, modified, altered or terminated except as provided in the Indenture.

     Section 8.06 Counterparts. This Loan Agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute but one and the same Loan Agreement.

     Section 8.07 Severability. In case any section or provision of this Loan Agreement, or in case any covenant, stipulation, obligation, agreement, act or action, or part thereof, made, assumed, entered into, or taken under this Loan Agreement, or any application thereof, is for any reason held to be illegal or invalid, or is at any time inoperable by reason of any law, or actions thereunder, such illegality or invalidity or inoperability shall not affect the remainder thereof or any other section or provision of this Loan Agreement or any other covenant, stipulation, obligation, agreement, act or action, or part thereof, made, assumed, entered into, or taken under this Loan Agreement, which shall at the time be construed and enforced as if such illegal or invalid or inoperable portion were not contained therein, nor shall such illegality or invalidity or inoperability or any application thereof affect any legal and valid and operable application therefor from time to time, and each such section, provision, covenant, stipulation, obligation, agreement, act or action, or part thereof, shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent from time to time permitted by law.

     Section 8.08 Captions. The captions or headings in this Loan Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Loan Agreement.

     Section 8.09 Benefit of Bondholders. This Loan Agreement is executed in part to induce the purchase by others of Bonds to be issued by the Issuer, and accordingly all covenants and agreements on the part of the Borrower and the Issuer as set forth in this Loan Agreement are hereby declared to be for the benefit of the Holders from time to time of the Bonds.

     Section 8.10 Term of Agreement. Except as otherwise provided herein, this Loan Agreement shall remain in full force and effect from the date of execution hereof until such time as the Indenture has been discharged in accordance with its terms.

     Section 8.11 Certain References to the Bank, the Letter of Credit, Etc. If at any time the Bank has failed to honor a conforming draft submitted under the Letter of Credit in accordance with the provisions thereof, or is subject to any insolvency or receivership proceeding, and at all times following the Letter of Credit Termination Date, all references herein or in the Indenture to the Bank or the Credit Agreement, and all provisions herein or in the Indenture requiring the consent of the Bank for any purpose shall no longer be of any force or effect and this Loan Agreement and the Indenture shall be construed as if all such references were void. If at any time there shall be no Letter of Credit required at such time to be in effect, all references herein or in the Indenture to the Bank or its consent, or to the Letter of Credit or the Credit Agreement shall be of no force or effect and this Loan Agreement and the Indenture shall be construed as if all such references were void.

     Section 8.12 No Liability of Issuer. It is understood and agreed by the Borrower that no covenant, provision or agreement of the Issuer herein or in the Bonds or in any other document executed by the Issuer in connection with the issuance, sale and delivery of the Bonds, or any obligation herein or therein imposed upon the Issuer or breach thereof, shall give rise to a pecuniary liability of the Issuer or a charge against its general credit or general fund or shall obligate the Issuer financially in any way except with respect to the application of revenues under this Agreement, and the proceeds of the Bonds. No failure of the Issuer to comply with any term, condition, covenant or agreement therein shall subject the Issuer to liability for any claim for damages, costs or other financial or pecuniary charges except to the extent that the same can be paid or recovered from this Agreement or revenues therefrom or proceeds of the Bonds. No execution on any claim, demand, cause of action or judgment shall be levied upon or collected from the general credit or general funds of the Issuer. In making the agreements, provisions and covenants set forth herein, the Issuer has not obligated itself except with respect to this Agreement and the application of revenues hereunder as hereinabove provided. The Bonds constitute special obligations of the Issuer, payable solely from the revenues pledged to the payment thereof pursuant to this Agreement and the Indenture, and do not now and shall never constitute an indebtedness or a loan of the credit of the Issuer, the State or any political subdivision thereof within the meaning of any constitutional or statutory provision whatsoever. The Issuer has no taxing power. It is further understood and agreed by the Borrower and the Holders that the Issuer shall incur no pecuniary liability hereunder and shall not be liable for any expenses related hereto. If, notwithstanding the provisions of this Section, the Issuer incurs any expense, or suffers any losses, claims or damages or incurs any liabilities, the Borrower will indemnify and hold harmless the Issuer from the same and will reimburse the Issuer for any legal or other expenses incurred by the Issuer in relation thereto, and this covenant to indemnify, hold harmless and reimburse the Issuer shall survive delivery of and payment for the Bonds.

     Section 8.13 Governing Law; Venue. This Loan Agreement is governed by the laws of the State of Minnesota, without regard to the choice of law rules of the State of Minnesota. Venue for any action under this Loan Agreement to which the Issuer is a party shall lie within the district courts of the State of Minnesota, and the parties hereto consent to the jurisdiction and venue of any such court and hereby waive any argument that venue in such forums is not convenient.

     Section 8.14 Right of Borrower To Perform Issuer’s Agreements. The Issuer irrevocably authorizes and empowers, to the extent possible under law, the Borrower to perform in the name and on behalf of the Issuer any agreement made by the Issuer in this Loan Agreement or in the Indenture which the Issuer fails to perform in a timely fashion if the continuance of such failure could result in an Event of Default. This Section will not require the Borrower to perform any agreement of the Issuer.

     Section 8.15 Complete Agreement. This Loan Agreement represents the entire agreement between the Issuer and the Borrower with respect to its subject matter.

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     IN WITNESS WHEREOF, the Issuer and the Borrower have caused this Loan Agreement to be duly executed in their respective names, all as of the date first above written, but actually on the        day of August, 2004.

CITY OF CHASKA

By	/s/ GARY F. VAN EYLL
Mayor

And by	/s/ DAVE POKORNEY
City Administrator

[Signature Page to Loan Agreement dated as of August 1, 2004, between the City of Chaska,
Minnesota and Lifecore Biomedical, Inc.]

LIFECORE BIOMEDICAL, INC.

By:	/s/ DENNIS J. ALLINGHAM
Its President and Chief Executive Officer

[Signature Page to Loan Agreement dated as of August 1, 2004, between the City of Chaska,
Minnesota and Lifecore Biomedical, Inc.]

EXHIBIT A

DRAW REQUEST

To: Wells Fargo Bank, National Association, as trustee

1.	The undersigned Authorized Borrower Representative (the “Authorized Borrower Representative”) of Lifecore Biomedical, Inc., a Minnesota corporation (the “Corporation”) hereby authorizes and requests the above-referenced trustee (the “Trustee”) to disburse from the Project Fund (the “Project Fund”) held by the Trustee, pursuant to the Indenture of Trust dated as of August 1, 2004, (the “Indenture”), between the City of Chaska, Minnesota (the “Issuer”) and the Trustee, in order to (i) reimburse the Borrower for certain expenditures paid by the Borrower prior to the issuance of the Series 2004 Bonds described in the Indenture (the “Bonds”) pursuant to the Indenture, or (ii) pay designated parties for expenditures by the Borrower paid after the issuance of the Bonds, all as more specifically described in the attachments hereto.

2.	The Authorized Borrower Representative further certifies, pursuant to Section 6.09 of the Indenture, that (i) none of the items for which reimbursement or payment is sought has formed the basis for any payment heretofore made from the Project Fund, and (ii) each item for which reimbursement or payment is sought is or was necessary in connection with the Project.

Answer Items 3 And 4 Only If Applying For Reimbursement Of
Expenditures Paid Before Bond Closing.

3.	With respect to reimbursement of expenditures incurred and paid prior to the issuance of the Bonds, the Authorized Borrower Representative further certifies, pursuant to Section 1.150-2 (the “Regulations”) of the Income Tax Regulations under the Internal Revenue Code of 1986, as amended (the “Code”), that:

     (a) De minimis Expenditures. The expenditure for which reimbursement is hereby sought is/is not (circle one) a de minimis expenditure as defined and within the permitted limit described in paragraph (f)(1) of the Regulations (lesser of $100,000 or 5% of the proceeds).

     (b) Preliminary Expenditures. The expenditure for which reimbursement is hereby sought is/is not (circle one) a Preliminary Expenditure (as defined and within the permitted limit described in paragraph (f)(2) of the Regulations).

If the expenditure is described under (a) or (b), go to question 4 below.

     (c) Declaration of Official Intent. The expenditure for which reimbursement is hereby sought is not described under (a) or (b) above. On February 28, 2002, a date no later than 60 days after payment of the expenditure for which reimbursement is hereby

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sought, the Borrower made a written declaration of official intent, stating that: (i) the Borrower reasonably expects to reimburse the expenditure with the Bond proceeds; (ii) a general description of the project for which reimbursement is sought or an identification by name and functional purpose of the fund or account from which the expenditure is to be paid; and (iii) the maximum principal amount of Bonds expected to be issued for the project.

     (d) Reimbursement Period. The reimbursement is being sought for an expenditure which has already been paid and such reimbursement would be on or before the later of:

        (i) eighteen months after the expenditure was paid; or

        (ii) the date the property was placed in service or abandoned, but in no event more than three years after the expenditure was paid.

     (e) Capital Expenditure. The reimbursed expenditure is for a “capital expenditure” as defined in Section 1.150-2(d)(3) of the Code.

4.	The Authorized Borrower Representative hereby requests reimbursement for an expenditure which meets the requirements of (i) paragraph 3(d) and (e) above, and (ii) one of the following [check one or provide specific information for multiple items on an attachment]:

(a) de minimis expenditures	(b) preliminary expenditures	(c) declaration of official intent

5.	The undersigned further certifies that this statement and all exhibits and attachments hereto, and documents furnished in connection herewith, shall be conclusive evidence of the facts and statements set forth herein and shall constitute full warrant, protection and Issuer to the Trustee for its actions taken pursuant hereto, and that this statement constitutes the approval of the Borrower of each disbursement hereby requested and authorized.

6.	The undersigned further certifies that the Borrower has general funds which, together with amounts remaining in the Project Fund, are sufficient to complete the Project.

Dated: _________________

Authorized Borrower Representative

Approved:

M&I MARSHALL ILSLEY BANK

By

Its

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